                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
             PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1 )1


                                  GENZYME CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                Genzyme Molecular Oncology Division Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    372917500
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 1999*
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    |_| Rule 13d-1 (b)

    |x| Rule 13d-1 (c)

    |_| Rule 13d-1 (d)

----------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                               Page 1 of 19 Pages

         *THIS 13G IS BEING REFILED IN ORDER TO CORRECT A PREVIOUS FILING UNDER
          AN INCORRECT CIK CODE. AS OF THE DATE OF THIS FILING, THE
          REPORTING PERSONS DO NOT BENEFICIALLY OWN ANY SHARES OF THE
          ISSUER.

CUSIP No. 372917500                    13G                    Page 2 of 19 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HealthCare Ventures II, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          372,052**
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            372,052**
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     372,052**

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.8%**

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
**AS OF THE DATE OF THIS FILING, THE REPORTING PERSONS DO NOT BENEFICIALLY OWN ANY SHARES OF THE ISSUER.

CUSIP No. 372917500                    13G                    Page 3 of 19 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HealthCare Partners II, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          372,052**
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            372,052**
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     372,052**

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.8%**

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
**AS OF THE DATE OF THIS FILING, THE REPORTING PERSONS DO NOT BENEFICIALLY OWN ANY SHARES OF THE ISSUER.

CUSIP No. 372917500                    13G                    Page 4 of 19 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HealthCare Ventures III, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          42,485**
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            42,485**
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     42,485**

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .32%**

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
**AS OF THE DATE OF THIS FILING, THE REPORTING PERSONS DO NOT BENEFICIALLY OWN ANY SHARES OF THE ISSUER.

CUSIP No. 372917500                    13G                    Page 5 of 19 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HealthCare Partners III, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          42,485**
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            42,485**
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     42,485**

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .32%**

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
**AS OF THE DATE OF THIS FILING, THE REPORTING PERSONS DO NOT BENEFICIALLY OWN ANY SHARES OF THE ISSUER.

CUSIP No. 372917500                    13G                    Page 6 of 19 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HealthCare Ventures IV, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          12,477**
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            12,477**
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,477**

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .09%**

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
**AS OF THE DATE OF THIS FILING, THE REPORTING PERSONS DO NOT BENEFICIALLY OWN ANY SHARES OF THE ISSUER.

CUSIP No. 372917500                    13G                    Page 7 of 19 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HealthCare Partners IV, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          12,477**
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            12,477**
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     12,477**

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.9%**

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
**AS OF THE DATE OF THIS FILING, THE REPORTING PERSONS DO NOT BENEFICIALLY OWN ANY SHARES OF THE ISSUER.

CUSIP No. 372917500                    13G                    Page 8 of 19 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     James H. Cavanaugh, Ph.D.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          427,014**
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            427,014**
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     427,014**

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.2%**

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
**AS OF THE DATE OF THIS FILING, THE REPORTING PERSONS DO NOT BENEFICIALLY OWN ANY SHARES OF THE ISSUER.

CUSIP No. 372917500                    13G                    Page 9 of 19 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Harold R. Werner

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          427,014**
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            427,014**
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     427,014**

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.2%**

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
**AS OF THE DATE OF THIS FILING, THE REPORTING PERSONS DO NOT BENEFICIALLY OWN ANY SHARES OF THE ISSUER.

CUSIP No. 372917500                    13G                   Page 10 of 19 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     William Crouse

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          427,014**
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            427,014**
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     427,014**

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.2%**

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
**AS OF THE DATE OF THIS FILING, THE REPORTING PERSONS DO NOT BENEFICIALLY OWN ANY SHARES OF THE ISSUER.

CUSIP No. 372917500                    13G                   Page 11 of 19 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     John W. Littlechild

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          427,014**
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            427,014**
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     427,014**

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     3.2%**

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
**AS OF THE DATE OF THIS FILING, THE REPORTING PERSONS DO NOT BENEFICIALLY OWN ANY SHARES OF THE ISSUER.

CUSIP No. 372917500                    13G                   Page 12 of 19 Pages



      Item 1.

         (a)      Name of Issuer:

                  Genzyme Corp.

         (b)      Address of Issuer's Principal Executive Offices:

                  Genzyme Corp.
                  One Kendall Square
                  Cambridge, MA 02139
      Item 2.

         (a)      Name of Person Filing:1

                  HealthCare Ventures II, L.P. ("HCV II"), HealthCare Partners II, L.P. ("HCP II"), HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse. See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.2

         (b)      Address of Principal Business Office or, if none, Residence:

                  The business address for HCV II, HCP II, HCV III, HCP III, HCV IV, HCP IV and Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Mr. Littlechild is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

         (c)      Citizenship:

                  HCV II, HCP II, HCV III, HCP III, HCV IV and HCP IV are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are each United States citizens.

------------------------
          1 Mark Leschly withdrew as a general partner of HCP III and HCP IV, effective July 1, 1999.

          2 Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP II, HCP III and HCP IV, the general partner of each of HCV II, HCV III and HCV IV, respectively, the record holder of Issuer's securities.

CUSIP No. 372917500                    13G                   Page 13 of 19 Pages


         (d)      Title of Class of Securities:

                  Genzyme Molecular Oncology Division Common Stock ("Shares").

         (e)      CUSIP Number:

                  372917500

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Inapplicable

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [x]

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  As of December 31, 1999: HCV II and HCP II beneficially owned 372,052 Shares of Issuer's Common Stock; HCV III and HCP III beneficially owned 42,485 Shares of Issuer's Common Stock; HCV IV and HCP IV beneficially owned 12,477 Shares of Issuer's Common Stock; Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse beneficially owned 427,014 Shares of Issuer's Common Stock.

                  As of the date of this filing, HCV II, HCP II, HCV III, HCP III, HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse did not own any shares of the Issuer.

         (b)      Percent of Class:

                  As of December 31, 1999: the 372,052 Shares beneficially owned by HCV II and HCP II constitute 2.8% of Issuer's Shares outstanding; the 42,485 Shares beneficially owned by HCV III and HCP III constitute .32% of the Issuer's Shares outstanding; the 12,477 Shares beneficially owned by HCV IV and HCP IV constitute .09% of Issuer's Shares outstanding; the 427,014 Shares beneficially owned by Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse constitute 3.2% of Issuer's Shares outstanding.

                  As of the date of this filing, HCV II, HCP II, HCV III, HCP III, HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse did not own any shares of the Issuer.

         (c)      Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:

                      Inapplicable

CUSIP No. 372917500                    13G                   Page 14 of 19 Pages


                  (ii) shared power to vote or to direct the vote: HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild, and Crouse shared the power to vote or direct the vote of those Shares owned by HCV II on December 31, 1999.

                           HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse shared the power to vote or direct the vote of those Shares owned by HCV III on December 31, 1999.

                           HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse shared the power to vote or direct the vote of those Shares owned by HCV IV on December 31, 1999.

                  (iii) sole power to dispose or to direct the disposition of:

                           Inapplicable

                  (iv) shared power to dispose of or to direct the disposition of: HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse shared the power to dispose of or direct the disposition of those Shares owned by HCV II on December 31, 1999.

                           HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse shared the power to dispose of or direct the disposition of those Shares owned by HCV III on December 31, 1999.

                           HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse shared the power to dispose of or direct the disposition of those Shares owned by HCV IV on December 31, 1999.

Item 5.           Ownership of Five Percent or less of a Class:

                  As of December 31, 1999, the Reporting Persons ceased to be the beneficial owners of more than five percent of a class of securities. [x]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Inapplicable.

Item 8.           Identification and Classification of Members of the Group:

                  Inapplicable.

CUSIP No. 372917500                    13G                   Page 15 of 19 Pages


Item 9.           Notice of Dissolution of Group:

                  Inapplicable.

Item 10.          Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to below were not acquired and were not held for purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 372917500                    13G                   Page 16 of 19 Pages


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 2, 2002                            HealthCare Ventures II, L.P.,
          Princeton, New Jersey                  by its General Partner, HealthCare Partners II, L.P.

                                                 By:   /s/ Jeffrey Steinberg
                                                       ------------------------------------
                                                          Administrative Partner

Dated:  April 2, 2002                            HealthCare Partners II, L.P.
          Princeton, New Jersey
                                                 By:   /s/ Jeffrey Steinberg
                                                       ------------------------------------
                                                          Administrative Partner

Dated:  April 2, 2002                            HealthCare Ventures III, L.P.,
          Princeton, New Jersey                  by its General Partner, HealthCare Partners III, L.P.

                                                 By:   /s/ Jeffrey Steinberg
                                                       ------------------------------------
                                                          Administrative Partner

Dated:  April 2, 2002                            HealthCare Partners III, L.P.
         Princeton, New Jersey
                                                 By:   /s/ Jeffrey Steinberg
                                                       ------------------------------------
                                                          Administrative Partner

Dated:  April 2, 2002                            HealthCare Ventures IV, L.P.,
          Princeton, New Jersey                  by its General Partner, HealthCare Partners IV, L.P.

                                                 By:   /s/ Jeffrey Steinberg
                                                       ------------------------------------
                                                          Administrative Partner

Dated:  April 2, 2002                            HealthCare Partners IV, L.P.
          Princeton, New Jersey
                                                 By:   /s/ Jeffrey Steinberg
                                                       ------------------------------------
                                                          Administrative Partner

Dated:  April 2, 2002                            By:                    *
                                                      ---------------------------------------
          Princeton, New Jersey                          James H. Cavanaugh, Ph.D.

Dated:  April 2, 2002                            By:                    *
                                                    -----------------------------------------
          Princeton, New Jersey                           Harold R. Werner

CUSIP No. 372917500                    13G                   Page 17 of 19 Pages


Dated:  April 2, 2002                            By:                    *
                                                      ---------------------------------------
          Cambridge, Massachusetts                        John W. Littlechild

Dated:  April 2, 2002                            By:                    *
                                                      ---------------------------------------
          Princeton, New Jersey                           William Crouse

----------------

*  Signed by Jeffrey Steinberg as Attorney-in-Fact

CUSIP No. 372917500                    13G                   Page 18 of 19 Pages


                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

                  The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Genzyme Corp. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated:  April 2, 2002                            HealthCare Ventures II, L.P.,
          Princeton, New Jersey                  by its General Partner, HealthCare Partners II, L.P.

                                                 By:   /s/ Jeffrey Steinberg
                                                       ------------------------------------
                                                          Administrative Partner

Dated:  April 2, 2002                            HealthCare Partners II, L.P.
          Princeton, New Jersey
                                                 By:   /s/ Jeffrey Steinberg
                                                       ------------------------------------
                                                          Administrative Partner

Dated:  April 2, 2002                            HealthCare Ventures III, L.P.,
          Princeton, New Jersey                  by its General Partner, HealthCare Partners III, L.P.

                                                 By:   /s/ Jeffrey Steinberg
                                                       ------------------------------------
                                                          Administrative Partner

Dated:  April 2, 2002                            HealthCare Partners III, L.P.
          Princeton, New Jersey
                                                 By:   /s/ Jeffrey Steinberg
                                                       ------------------------------------
                                                          Administrative Partner

Dated:  April 2, 2002                            HealthCare Ventures IV, L.P.,
          Princeton, New Jersey                  by its General Partner, HealthCare Partners IV, L.P.

                                                 By:   /s/ Jeffrey Steinberg
                                                       ------------------------------------
                                                          Administrative Partner

Dated:  April 2, 2002                            HealthCare Partners IV, L.P.
          Princeton, New Jersey
                                                 By:   /s/ Jeffrey Steinberg
                                                       ------------------------------------
                                                          Administrative Partner

CUSIP No. 372917500                    13G                   Page 19 of 19 Pages


Dated:  April 2, 2002                            By:                    *
          Princeton, New Jersey                       ---------------------------------------------
                                                          James H. Cavanaugh, Ph.D.

Dated:  April 2, 2002                            By:                    *
          Princeton, New Jersey                       ----------------------------------------------
                                                          Harold R. Werner

Dated:  April 2, 2002                            By:                    *
          Cambridge, Massachusetts                    ----------------------------------------------
                                                          John W. Littlechild

Dated:  April 2, 2002                            By:                    *
          Princeton, New Jersey                       ----------------------------------------------
                                                          William Crouse

----------------

* Signed by Jeffrey Steinberg as Attorney-in-Fact